Exhibit 99.1

MEAD JOHNSON NUTRITION RELEASES PRELIMINARY THIRD QUARTER

RESULTS; CONTINUES TO SEE STRONG GROWTH IN EMERGING MARKETS;

RAISES FULL YEAR EPS GUIDANCE

GLENVIEW, Ill., October 13, 2011 — Mead Johnson Nutrition Company (NYSE: MJN) will release preliminary third quarter results today at its Investor Day event. Chief Executive Officer Stephen W. Golsby expects “net sales in the quarter of $934 million, up 15 percent versus the third quarter of 2010 on a reported basis, or 11 percent on a constant dollar basis. Non-GAAP earnings are expected to be in the range of $0.76 - $0.78 per share, driven by strong sales, favorable foreign exchange and a lower effective tax rate, partially offset by higher dairy costs and operating expenses.”

Additional information to be provided at the Investor Day event includes:

•      Reported sales growth for the quarter of 30 percent for the Asia/Latin America segment, or 25 percent on a constant dollar basis.

•      A sales decline of 7 percent for the North America/Europe segment, or a 9 percent decline on a constant dollar basis.

•      Full-year non-GAAP EPS guidance range increased to $2.73 to $2.78 per share, up from prior guidance of $2.70 to $2.75 per share.

“We are very pleased with our strong sales growth in emerging markets, led by China, Hong Kong and our markets in Latin America,” added Mr. Golsby. “These results point to solid execution of our strategies. At our Investor Day event, we will share the next steps we are taking to drive continued growth and success.”

The Company’s Investor Day event will be webcast today beginning at 9:30 a.m. CDT and can be accessed via the Internet at meadjohnson.com.  To listen to the webcast, visit the website at least 15 minutes prior to the call and click on the Investors tab to register.  The replay will also be available on the website starting today at 3:00 p.m. CDT.

Mead Johnson Nutrition Company will release its final third quarter 2011 earnings on Thursday, October 27, 2011 before the market opens. The company will host a conference call at 8:30 a.m. CDT that same day during which company executives will review third quarter financial results and respond to questions from analysts and investors. The call will be broadcast over the Internet at meadjohnson.com.

Forward-Looking Statements

Certain statements in this news release are forward looking as defined in the Private Securities Litigation Reform Act of 1995.  These statements, which are identified by words such as “expects,” “intends” and “believes,” involve certain risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this news release.  These risks include, but are not limited to: (1) the ability to sustain brand strength, particularly the Enfa family of brands; (2) the effect on the company’s reputation of real or perceived quality issues; (3) the adverse effect of commodity costs; (4) increased competition from branded, private label, store and economy-branded products; (5) the effect of an economic downturn on consumers’ purchasing behavior and customers’ ability to pay for product; (6) inventory reductions by customers; (7) the adverse effect of changes in foreign currency exchange rates; (8) the effect of changes in economic, political and social conditions in the markets where we operate; (9) legislative, regulatory or judicial action that may adversely affect the company’s ability to advertise its products or maintain product margins; (10) the possibility of changes in the Women, Infant and Children (WIC) program, or increases in levels of participation in WIC; (11) business disruption during the transition to a stand-alone platform; and (12) the ability to develop and market new, innovative products.  For additional information on these and other factors, see the risk factors identified in the company’s periodic reports, including the annual report on Form 10-K for 2010, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with, or furnished to, the Securities and Exchange Commission, available upon request or at meadjohnson.com.  The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

About Mead Johnson

Mead Johnson, a global leader in pediatric nutrition, develops, manufactures, markets and distributes more than 70 products in over 50 markets worldwide.  The company’s mission is to nourish the world’s children for the best start in life. The Mead Johnson name has been associated with science-based pediatric nutrition products for over 100 years.  The company’s

“Enfa” family of brands, including Enfamil® infant formula, is the world’s leading brand franchise in pediatric nutrition. For more information, go to meadjohnson.com.

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Contacts:

Investors: Kathy MacDonald, (847) 832-2182, kathy.macdonald@mjn.com

Media: Christopher Perille, (847) 832-2178, chris.perille@mjn.com